EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


                                   Three Months Ended       Nine Months Ended
                                      September 30,           September 30,
                                  ----------------------  ----------------------
                                      1997        1996        1997       1996
                                  ------------ ---------  ----------- ----------

Net Income....................... $    7,599   $   6,358   $  23,748   $  17,246
Weighted Average Shares
Outstanding......................     33,750      33,092      33,533      32,808

Earnings Per Share............... $     0.23   $    0.19   $    0.71   $    0.53
                                  =========== =========== =========== ==========

Calculation of Weighted Average
Shares:
   Weighted Average Common Stock
     Outstanding.................     32,573      32,387      32,534      32,325
   Weighted Average Common
     Stock Options, utilzing the
     treasury stock method.......      1,177         705         999         483
                                 ------------ ----------- ----------- ----------
                                      33,750      33,092      33,533      32,808
                                 ============ =========== =========== ==========